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                                  AMENDMENT TO
                       RIGHT MANAGEMENT CONSULTANTS, INC.
                        1996 EMPLOYEE STOCK PURCHASE PLAN



         The 1996 Employee Stock Purchase Plan of Right Management Consultants, Inc. is hereby amended as follows:

1. Shares Available for Purchase. The number of Shares available for purchase under the Plan is hereby increased by One Hundred and Fifty Thousand (150,000) Shares, subject to adjustment as provided in the Plan.

2. Eligibility. Section 2 of the Plan is hereby amended in its entirety to read as follows:


         Except as provided below, all employees of the Company or its subsidiaries shall be eligible to participate in the Plan in accordance with such rules as may be prescribed by the Committee from time to time, which rules, however, shall neither permit nor deny participation in the Plan contrary to the requirements of the Internal Revenue Code of 1986, as amended (the "Code") (including, but not limited to, Section 423(b)(3),(4),(5), and (8) thereof) and the regulations promulgated thereunder. No employee may be granted the right to acquire stock under the Plan if such employee, immediately after such right is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. Eligibility to the Plan begins on each January 1, April 1, July 1, and October 1 for those employees who have completed one-half year of service. A one-half year of service is earned at the end of any six month period, beginning with the date of hire, in which the employee has 500 or more hours of service.

3. Termination of the Plan. Section 16 of the Plan is hereby amended to provide that no offering under the Plan shall be made which shall extend beyond December 31, 2003.

         In all other respects, the 1996 Employee Stock Purchase Plan is ratified and affirmed.

         This Amendment to the Plan has been adopted by the Board of Directors of Right Management Consultants, Inc. on March 25, 1999, subject to approval by the shareholders. If the Amendment is not so approved on or before March 24, 2000, the Amendment shall be null and void.